Exhibit 99.1

NEWS RELEASE For release at 9:00 a.m. EDT, 07/15/08 Contact: Susan Sutherland Toll free ofc. (877) 988-8048 Fax (715) 424-3414 Email- pr@renlearn.com

2911 Peach Street • P.O. Box 8036 • Wisconsin Rapids, WI 54495-8036

Renaissance Learning, Inc. Announces Second Quarter, 2008 Results

WISCONSIN RAPIDS, WI — July 15, 2008 — Renaissance Learning®, Inc. (Nasdaq: RLRN), a leading provider of technology to support personalized practice, differentiated instruction, and progress monitoring in reading, math and writing for pre K-12 schools and districts, today announced financial results for the quarter ended June 30, 2008.  Revenues for the second quarter of 2008 were $28.0 million, an increase of 3.2% from second quarter 2007 revenues of $27.2 million. Net income increased 53.1% for the second quarter of 2008 to $3.3 million, or $.12 per share, compared to net income of $2.2 million, or $.08 per share, for the second quarter last year.

Revenues for the six-month period ended June 30, 2008 were $57.4 million, up 6.6% from 2007 revenues of $53.9 million. Net income was $6.0 million for the six-month period ended June 30, 2008, up 70.3% from the prior year’s net income of $3.5 million. Earnings per share for the first half of 2008 were $.21 compared to $.12 in the first six months of 2007.

“Second quarter, 2008 marks the third consecutive quarter of year-over-year revenue and earnings per share growth,” commented Terrance D. Paul, Chief Executive Officer.  “In addition, deferred revenue grew by $6.0 million in the quarter, compared to an increase of $4.6 million last year and orders, excluding laptops, were up about 8% compared to the same quarter last year.  This is a good start to the seasonally important subscription renewal and adoption period that begins in the second quarter and supports our expectation of an even stronger third quarter.”

“We continue to see strong interest in Accelerated Reader Enterprise, with over 13,000 schools having now adopted this product,” added Paul.  “Annual per school revenue from Accelerated Reader Enterprise schools that have upgraded from previous versions of the product is higher by an average of over $1,200 and, with only 21% of our reading schools having upgraded to Enterprise, there remains significant future growth potential.”

“The one negative for the quarter is that laptop orders were down 7.5% from last year’s second quarter,” continued Paul.  “Our laptop customers are very enthusiastic about the product, but we have not yet been able to achieve the growth that we believe is possible for this product.  The next few quarters will be telling because Accelerated Reader software quizzes can now be taken on the Neo laptop, and we will be actively introducing Neo to our Accelerated Reader software customers. We believe this is the critical piece in the puzzle to significantly increase laptop sales.”

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Renaissance Learning added approximately 600 new customer schools in the U.S. and Canada during the quarter, bringing total North American schools that are actively using the Company’s products to over 75,000.  Of these, over 63,000 are using the Company’s reading products, over 30,000 are using the Company’s math products and over 25,000 are using at least one product running on the Renaissance Place platform.

The Company will hold a conference call at 10:00 a.m. CDT today to discuss its financial results, quarterly highlights and business outlook.  The teleconference may be accessed in listen-only mode by dialing 888-603-6873, ID number 53964942 at 10:00 a.m. CDT.  Please call a few minutes before the scheduled start time to ensure a proper connection.

A digital recording of the conference call will be made available on July 15, 2008 at 2:00 p.m. through July 22, 2008 at 11:59 p.m.  The replay dial-in is 800-642-1687.  The conference ID number to access the replay is 53964942.

Renaissance Learning, Inc.

Renaissance Learning, Inc. is the world’s leading provider of computer-based assessment technology for pre-K–12 schools. Adopted by more than 75,000 North American schools, Renaissance Learning’s tools provide daily formative assessment and periodic progress-monitoring technology to enhance core curriculum, support differentiated instruction, and personalize practice in reading, writing and math. Renaissance Learning products help educators make the practice component of their existing curriculum more effective by providing tools to personalize practice and easily manage the daily activities for students of all levels. As a result, teachers using Renaissance Learning products accelerate learning, get more satisfaction from teaching, and help students achieve higher test scores on state and national tests. Renaissance Learning has seven U.S. locations and subsidiaries in Canada, India, and the United Kingdom.

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements regarding growth initiatives, growth prospects and management’s expectations regarding orders and financial results for 2008 and future periods.  These forward-looking statements are based on current expectations and various assumptions which management believes are reasonable.  However, these statements involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include the failure of AR and AM Enterprise and laptop orders to achieve expected growth targets, a decline in quiz sales that exceeds forecasts, risks associated with the implementation of the Company’s strategic growth plan, dependence on educational institutions and government funding, and other risks affecting the Company’s business as described in the Company’s filings with the Securities and Exchange Commission, including the Company’s 2007 Annual Report on Form 10-K and later filed quarterly reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference.  The Company expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

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RENAISSANCE LEARNING®, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollar amounts in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net sales:
Products	$21,888	$22,206	$44,093	$43,908
Services	6,159	4,971	13,340	9,957
Total net sales	28,047	27,177	57,433	53,865

Cost of sales:
Products	3,964	4,490	7,999	8,193
Services	2,568	2,443	6,330	5,310
Total cost of sales	6,532	6,933	14,329	13,503

Gross profit	21,515	20,244	43,104	40,362

Operating expenses:
Product development	4,268	4,636	8,301	9,702
Selling and marketing	8,903	8,835	18,276	18,240
General and administrative	3,429	3,612	7,557	7,455

Total operating expenses	16,600	17,083	34,134	35,397

Operating income	4,915	3,161	8,970	4,965

Other income (expense), net	172	324	340	626

Income before income taxes	5,087	3,485	9,310	5,591

Income taxes	1,753	1,307	3,358	2,096

Net income	$3,334	$2,178	$5,952	$3,495

Income per share:
Basic	$0.12	$0.08	$0.21	$0.12
Diluted	$0.12	$0.08	$0.21	$0.12

Weighted average shares outstanding:
Basic	28,764,740	28,809,707	28,761,951	28,834,117
Diluted	28,856,397	28,828,288	28,849,554	28,854,858

RENAISSANCE LEARNING®, INC.

CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands)

(unaudited)

	June 30, 2008	December 31, 2007

ASSETS:
Current assets:
Cash and cash equivalents	$ 10,991	$ 7,337
Investment securities	7,534	8,136
Accounts receivable, net	15,999	8,791
Inventories	5,076	6,273
Prepaid expenses	1,909	2,197
Income taxes receivable	1,591	1,450
Deferred tax asset	4,425	4,406
Other current assets	165	300
Total current assets	47,690	38,890

Investment securities	5,808	8,982
Property, plant and equipment, net	9,688	10,578
Goodwill	47,248	47,065
Other non-current assets	7,355	7,785

Total assets	$117,789	$113,300

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$ 1,984	$ 2,011
Deferred revenue	36,319	35,675
Payroll and employee benefits	5,579	4,184
Other current liabilities	3,769	3,563
Total current liabilities	47,651	45,433

Deferred revenue	3,043	2,707
Deferred compensation and other employee benefits	1,593	1,933
Income taxes payable	4,614	5,104
Other non-current liabilities	254	136
Total liabilities	57,155	55,313

Total shareholders’ equity	60,634	57,987

Total liabilities and shareholders’ equity	$117,789	$113,300